EXHIBIT 99.5
Unaudited Pro Forma Combined Financial Information
The following Unaudited Pro Forma Combined Balance Sheet as of March 31, 2015 and the Unaudited Pro Forma Combined Statements of Operations for the three months ended March 31, 2015 are based on (i) the unaudited consolidated interim financial statements of AP Gaming Holdco, Inc. (“Registrant”) for the three months ended March 31, 2015 and (ii) the unaudited consolidated interim financial statements of Cadillac Jack, Inc. (“Cadillac Jack”), a Georgia corporation, for the three months ended March 31, 2015, and the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2014 are based on (i) the audited consolidated financial statements of the Registrant for the year ended December 31, 2014 and (ii) the audited consolidated financial statements of Cadillac Jack for the year ended December 31, 2014.
The Unaudited Pro Forma Combined Balance Sheet as of March 31, 2015 gives effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred on March 31, 2015. The Unaudited Pro Forma Combined Statements of Operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 give effect to the Pro Forma Transactions as if they had occurred on January 1, 2014.
The historical financial information has been adjusted in the Unaudited Pro Forma Combined Financial Information to give effect to pro forma events that are (i) directly attributable to the Pro Forma Transactions, (ii) factually supportable, and (iii) with respect to the Unaudited Pro Forma Combined Statements of Operations, expected to have a continuing impact on the combined results. However, such adjustments are estimates based on certain assumptions and may not prove to be accurate. Information regarding these adjustments is subject to risks and uncertainties that could cause actual results to differ materially from our Unaudited Pro Forma Combined Financial Information.
The Unaudited Pro Forma Combined Financial Information and accompanying notes present the impact of the following (collectively, the “Pro Forma Transactions”):

•	The Cadillac Jack Acquisition (the “Acquisition”);

•	The issuance of the Incremental Term Loan;

•	The issuance of the Incremental Revolving Facility Commitments;

•	The issuance of the Senior Secured PIK Notes;

•	The issuance of the Seller Note (as defined below); and

•	The issuance of 4,931,529 shares of common stock of the Registrant to its Parent.
In the opinion of management, all adjustments necessary to reflect the effects of the Pro Forma Transactions described in the Notes to Unaudited Pro Forma Combined Financial Information have been included and are based upon currently available information and assumptions that we believe are reasonable as of the date of this Form 8-K/A. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.
In accordance with ASC 805, Management has performed a preliminary allocation of the purchase price to Cadillac Jack’s assets and liabilities in the accompanying Unaudited Pro Forma Combined Financial Information based on estimates. The determination of the fair values of the assets acquired and liabilities assumed (and the related determination of estimated useful lives of depreciable and amortizable tangible and identifiable intangible assets) requires significant judgment and estimates. The estimates and assumptions used include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows. The estimated fair values of Cadillac Jack’s assets acquired and liabilities assumed and resulting goodwill are subject to adjustment as we finalize our fair value analysis.
The significant items for which a final fair value has not been determined as of the filing of this report on Form 8-K/A include accrued liabilities, deferred income taxes, and other long-term liabilities. We expect to complete our fair value determinations no later than the second quarter of 2016. We do not currently expect our fair value determinations to change; however, there may be differences compared to those amounts reflected in our Unaudited Pro Forma Combined Financial Information as we finalize our fair value analysis, and such changes could be material. The final allocation of purchase price may differ materially from the pro forma amounts included herein.
The Unaudited Pro Forma Combined Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with the Notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations and our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014, Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited consolidated interim financial statements on Form 10-Q for the three months ended March 31, 2015, as well as the Cadillac Jack audited consolidated financial statements for the year ended December 31, 2014 and the unaudited consolidated interim financial statements for the three months ended March 31, 2015, both of which are included as exhibits to this Form 8-K/A. The Unaudited Pro Forma Combined Financial Information does not (i) contain any significant commitments and contingencies or (ii) purport to reflect our results of operations or financial condition had the Pro Forma Transactions occurred at an earlier date. The Unaudited Pro Forma Combined Financial Information also should not be considered representative of our future financial condition or results of operations.

AP Gaming Holdco, Inc.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2015
(amounts in thousands)

	Historical
	AP Gaming Holdco	Cadillac Jack	Combined	Total Adjustments		Pro Forma
		(A)
ASSETS
Current assets
Cash and cash equivalents	$11,311	$5,358	$16,669	$69,267	B, F	$85,936
Restricted cash	100	—	100	—		100
Accounts receivable, net	8,287	13,740	22,027	—		22,027
Notes receivable-current portion	225	—	225	—		225
Inventories, net	2,964	4,962	7,926	—		7,926
Prepaid expenses	2,557	1,437	3,994	—		3,994
Deposits and other	2,237	1,564	3,801	11,305	B	15,106
Total current assets	27,681	27,061	54,742	80,572		135,314
Gaming equipment, vehicles, and other equipment, net	41,086	26,175	67,261	3,642	B	70,903
Deferred loan costs, net	5,177	228	5,405	3,609	C, D	9,014
Goodwill	77,181	—	77,181	177,142	B	254,323
Intangible assets, net	98,635	14,641	113,276	185,111	B	298,387
Other assets	3,384	1,553	4,937	38,319	B	43,256
Total assets	$253,144	$69,658	$322,802	$488,395		$811,197

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$25,024	$5,926	$30,950	$—		$30,950
Accrued interest	524	—	524	—		524
Customer deposits on gaming machine leases	—	—	—	—		—
Current maturities of long-term debt	2,513	2,812	5,325	284	C, D	5,609
Deferred tax liability	749	—	749	—		749
Total current liabilities	28,810	8,738	37,548	284		37,832
Other long-term liabilities	2,297	2,491	4,788	51,917	B	56,705
Long-term debt	164,714	327,785	492,499	51,171	C, D	543,670
Deferred tax liability - noncurrent	2,559	286	2,845	40,717	B	43,562
Total liabilities	198,380	339,300	537,680	144,089		681,769
Commitments and contingencies
Stockholders’ Equity:

Preferred stock	—	—	—	—		—
Common stock	100	1	101	48	E, G	149
Additional Paid-in-capital	99,900	—	99,900	77,376	E, G	177,276
Accumulated deficit	(45,767)	(271,318)	(317,085)	268,557	G	(48,528)
Accumulated other comprehensive income	531	1,675	2,206	(1,675)	G	531
Total stockholders' equity	54,764	(269,642)	(214,878)	344,306		129,428
Total liabilities and stockholders’ equity	$253,144	$69,658	$322,802	$488,395		$811,197
See Notes to Unaudited Pro Forma Combined Financial Information

AP Gaming Holdco, Inc.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2015
(amounts in thousands except per share data)

	Historical
		Cadillac Jack
	AP Gaming Holdco	(H)	Combined	Total Adjustments		Pro Forma

Revenues
Gaming revenues	$18,567	$19,523	$38,090	$—		$38,090
Equipment sales	228	489	717	—		717
Total revenues	18,795	20,012	38,807	—		38,807
Operating expenses
Gaming operating expenses	2,900	2,657	5,557	—		5,557
Cost of equipment sales	85	156	241	—		241
Loss on disposition of assets	313	—	313	—		313
General and administrative	6,634	6,849	13,483	(5,571)	I, J	7,912
Selling and marketing	1,085	119	1,204	—		1,204
Write downs and other charges	3,168	—	3,168	—		3,168
Depreciation and amortization	8,346	3,994	12,340	4,583	K	16,923
Total operating expenses	22,531	13,775	36,306	(988)		35,318
(Loss) income from operations	(3,736)	6,237	2,501	988		3,489
Other expense (income)
Interest expense	4,272	9,413	13,685	1,214	L	14,899
Interest income	(9)	—	(9)	—		(9)
Other expense	476	891	1,367	—		1,367
Loss before income taxes	(8,475)	(4,067)	(12,542)	(226)		(12,768)
Income tax expense	(760)	(590)	(1,350)	77	M	(1,273)
Net loss	$(9,235)	$(4,657)	$(13,892)	$(149)		$(14,041)

Loss per common share:
Basic	$(0.92)				N	$(0.94)
Diluted	(0.92)				N	(0.94)

Weighted average common shares outstanding:
Basic	10,000				N	14,932
Diluted	10,000				N	14,932
See Notes to Unaudited Pro Forma Combined Financial Information

AP Gaming Holdco, Inc.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2014
(amounts in thousands except per share data)

	Historical
	AP Gaming Holdco	Cadillac Jack (H)	Combined	Total Adjustments		Pro Forma

Revenues
Gaming revenues	$68,981	$74,817	$143,798	$—		$143,798
Equipment sales	3,159	13,384	16,543	—		16,543
Total revenues	72,140	88,201	160,341	—		160,341
Operating expenses
Gaming operating expenses	12,243	13,439	25,682	—		25,682
Cost of equipment sales	1,607	3,748	5,355	—		5,355
Loss on disposition of assets	1,936	—	1,936	—		1,936
General and administrative	22,708	27,667	50,375	(4,714)	I, J	45,661
Selling and marketing	3,530	1,252	4,782	—		4,782
Impairment of long lived assets	775	—	775	—		775
Impairment of intangibles	1,384	—	1,384	—		1,384
Write downs and other charges	2,973	—	2,973	—		2,973
Depreciation and amortization	33,405	15,521	48,926	18,781	K	67,707
Total operating expenses	80,561	61,627	142,188	14,067		156,255
(Loss) income from operations	(8,421)	26,574	18,153	(14,067)		4,086
Other expense (income)
Interest expense	17,235	30,518	47,753	12,299	L	60,052
Interest income	(42)	(5)	(47)	—		(47)
Other expense	573	2,915	3,488	—		3,488
Loss before income taxes	(26,187)	(6,854)	(33,041)	(26,366)		(59,407)
Income tax expense	(2,189)	(21,977)	(24,166)	8,964	M	(15,202)
Net loss	$(28,376)	$(28,831)	$(57,207)	$(17,402)		$(74,609)

Loss per common share:
	$(2.84)				N	$(5.00)
	(2.84)				N	(5.00)

Weighted average common shares outstanding:
	10,000				N	14,932
	10,000				N	14,932
See Notes to Unaudited Pro Forma Combined Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Cadillac Jack Acquisition
On May 29, 2015, AGS, LLC, a wholly owned subsidiary of the Registrant, purchased all of the issued and outstanding common stock, par value $0.01 per share, of Cadillac Jack from Amaya Inc. (“Seller”), in exchange for an aggregate consideration comprised of (i) approximately $371.0 million in cash, subject to certain adjustments, (ii) a promissory note with an initial principal amount of $12.0 million, as it may be adjusted pursuant to the terms of the Stock Purchase Agreement, and (iii) a contingent receivable with an estimated fair value of $1.3 million.
The Acquisition was funded primarily from cash proceeds of incremental term loans and senior secured PIK notes and from the issuance of additional common stock. In addition, the consideration included a note payable to the Seller (“Seller Note”), as well as a contingent receivable that was recorded at its estimated fair value on the date of the Acquisition. The contingent receivable is related to a clause in the stock purchase agreement allowing for a refund of up to $25.0 million if certain deactivated gaming machines in Mexico are not in operation by November 29, 2016. The purchase price allocation within the Unaudited Pro Forma Combined Financial Information is based upon an aggregate purchase price of $381.7 million, inclusive of the cash consideration and the Seller Note. The following summarizes the aggregate consideration paid for Cadillac Jack (in millions):

Cash consideration	$371.0
Seller Note	12.0
Contingent receivable	(1.3)
Total purchase consideration	$381.7

The Unaudited Pro Forma Combined Financial Information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Registrant and Cadillac Jack. Accordingly, the assets acquired and liabilities assumed are recorded at their acquisition date fair values. Such acquisition value was not materially different from the purchase price paid in consideration of acquiring substantially all of the assets and assuming the related liabilities of Cadillac Jack in accordance with ASC 805 Business Combinations.

The major assets to be acquired and liabilities to be assumed from Cadillac Jack include Accounts receivable, Property and equipment, and Intangibles, other assets, Deferred and other tax related assets, and Deferred and other tax liabilities. Their estimated acquisition date fair values are set forth below (in millions):

Accounts receivable	$13.7
Property and equipment	29.8
Intangible assets	199.8
Deferred and other tax related assets	41.2
Deferred and other tax liabilities	94.6
Conformity of Accounting Policies
Certain assets and liabilities and related processes of Cadillac Jack are expected to be integrated with those of the Registrant. This integration includes a review by the Registrant of Cadillac Jack’s accounting policies. As a result of that review, the Registrant may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the presentation of the combined company’s consolidated financial statements. At this time, the Registrant is not aware of any differences that would have a material impact on the combined company’s consolidated financial statements that have not been adjusted for in the Unaudited Pro Forma Combined Financial Information (please refer to Notes A, H, and I). Additional accounting policy differences may be identified after completion of the Acquisition.
Pro Forma Adjustments for the Unaudited Pro Forma Combined Balance Sheet as of March 31, 2015

(A)
Certain amounts in the historical balance sheet of Cadillac Jack have been reclassified to conform to the Registrant’s presentation. The details of these reclassifications are as follows (in millions):

Amount	Reclassification description
$0.7	From "Due from Amaya" to "Accounts receivable, net"
0.7	From "Inventories" to "Gaming equipment, vehicles, and other equipment, net"
1.3	From "Other current receivables" to "Deposits and other"
1.1	From "Current portion of deferred costs" to "Intangible assets, net"
0.3	From "Current deferred tax assets" to "Deposits and other"
2.3	From "Deferred costs" to "Intangible assets, net"
1.2	From "Accrued salaries and value-added taxes" to "Accounts payable and accrued liabilities"
0.1	From "Income tax payable" to "Accounts payable and accrued liabilities"
0.4	From "Current portion of obligations under capital lease" to "Current maturities of long-term debt"
0.2	From "Obligations under capital lease - net of current portion" to "Long-term debt"

(B)The preliminary allocation of the purchase consideration is as follows (in millions):

As of
March 31, 2015
Book value of net assets	$(269.6)
Less: (Assets remaining at Seller) / Liabilities not assumed	329.7
Net book value of net assets acquired	60.1

Less: Goodwill acquired	—
Less: Intangible assets acquired	(14.6)

Net Tangible book value of net assets acquired	45.5

Cash consideration	371.0
Seller Note	12.0
Contingent receivable	(1.3)
Estimate of consideration expected to be transferred	381.7

Excess Purchase Price Over Net Assets Acquired	336.2
Fair value adjustments:
Less: Estimated value of identifiable intangible assets	(199.8)
Less: Fair value adjustment to property and equipment	(3.6)
Less: Estimated value of the derivative associated with employee participating in Seller stock option plan	(8.3)
Less: Fair value adjustment to deferred and other tax related assets	(40.0)
Less: Fair value adjustment to deferred rent	(0.1)
Add: Fair value adjustment to deferred and other tax liabilities	92.7

Total adjustments	177.1
Net adjustment to goodwill	$177.1
Based on our preliminary estimates, the total consideration exceeded the aggregate estimated fair value of the acquired assets and assumed liabilities at the acquisition date and has been recorded as goodwill. We attribute this goodwill to our enhanced financial scale and geographic diversification, opportunities for synergies, assembled workforce and other strategic benefits.
None of the goodwill associated with the Acquisition is deductible for income tax purposes and, as such, no deferred taxes have been recorded related to goodwill. The pro forma adjustments include adjustments to deferred income tax assets and liabilities resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed as indicated in the table above. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets acquired and liabilities assumed. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment will occur. The deferred tax assets recorded on the unaudited pro forma combined balance sheet have not been assessed for the need of a valuation allowance. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.
A liability related to uncertain tax positions has been recorded for $53.6 million within Other long-term liabilities. The Seller and the Registrant entered into a tax indemnification agreement related to certain tax obligations arising prior to the Acquisition, for which the Seller has the primary legal obligation. The tax indemnification receivable is recognized within Other assets for $37.9 million.
The movements related to the pro forma adjustments for tax can be summarized as follows:

Deposits and other
Eliminate: Historical current deferred tax assets	$(0.3)
Add: Estimated value of Amaya stock option plan	8.3
Add: Fair value adjustment to deferred tax assets	3.3
Total	$11.3

Other assets
Eliminate: Historical noncurrent deferred tax assets	$(0.9)
Add: Estimated value of contingent receivable	1.3
Add: Fair value adjustment to estimated value of indemnification receivable	37.9
Total	$38.3

Other long-term liabilities
Eliminate: Historical tax liabilities for uncertain tax positions	$(1.6)
Add: Fair value adjustment to tax liabilities for uncertain tax positions	53.6
Total	$52.0

Deferred tax liability - noncurrent
Eliminate: Historical noncurrent deferred tax liabilities	$(0.3)
Add: Fair value adjustment to deferred tax liabilities	41.0
Total	$40.7

(C)
Represents (i) the impact of the elimination of Cadillac Jack’s debt in the amount of $329.9 million not assumed as part of the Acquisition (of which $2.4 million was classified as Current maturities of long-term debt as of March 31, 2015), net of $13.8 million original issue discount (“OID”), and (ii) the write off of the associated $0.2 million deferred loan costs. The $13.8 million OID and $0.2 million deferred loan costs have been eliminated, as the debt has not been assumed. The Seller used the purchase consideration to repay the debt at the time of the Acquisition. The remaining debt balance of $0.3 million of Current maturities of long-term debt and $0.4 million of Long-term debt relates to capital lease obligations not eliminated in the Acquisition.

(D)
Represents the new indebtedness of $381.4 million, net of OID, incurred by the Registrant and its subsidiaries in connection with the Acquisition. The table below is a summary of the new indebtedness (in millions):

Incremental Term Loan, net of OID of $7.1	$257.9
Senior Secured PIK Notes, net of OID of $3.5	111.5
Seller Note	12.0
Total	$381.4
$2.7 million of the Incremental Term Loan has been classified as Current maturities of long-term debt.
Deferred loan costs of $2.9 million, $0.5 million, and $0.4 million have been recognized for the Incremental Term Loan, Senior Secured PIK Notes, and the Incremental Revolving Facility Commitments, respectively.
The Seller Note was issued to the Seller as part of the consideration for the Acquisition. As such, no cash proceeds were received related to this indebtedness of $12.0 million.
The adjustments in deferred loan costs are summarized as follows (in millions):

Elimination of historical Cadillac Jack deferred loan costs	$(0.2)
Add: New deferred loan costs (commitment fees) to be paid to bank counterparties and capitalized for the Incremental Term Loan	2.9
Add: New deferred loan costs (commitment fees) to be paid to bank counterparties and capitalized for the Senior Secured PIK Notes	0.5
Add: New deferred loan costs (commitment fees) to be paid to bank counterparties and capitalized for the Incremental Revolving Facility Commitments	0.4
Total	$3.6
The terms of the new indebtedness described in this Note D are included in Note L.

(E)
Represents the issuance on May 28, 2015 of 4,931,529 shares of common stock of the Registrant, par value $0.01 per share, to Apollo Gaming Holdings, L.P., the parent company of the Registrant (“Parent”), for a purchase price of $77.4 million. The net proceeds of the shares were used to finance, in part, the Acquisition and to pay fees and expenses related to the Acquisition.

(F)	Represents the impact to cash and cash equivalents of the pro forma adjustments. The table below summarizes the adjustments included in the Registrant’s cash and cash equivalents (in millions):

Proceeds from issuance of stock (Refer to Note E)	$77.4
Registrant's proceeds from new indebtedness (Refer to Note D)	369.4
Cash purchase consideration paid to Seller	(371.0)
Payments for deferred loan costs (Refer to Note D)	(3.8)
Payments for transaction costs (Refer to Note G)	(2.7)
Total	$69.3

(G)	Represents the impact to equity of the pro forma adjustments. The table below summarizes the adjustments included in the Registrant’s equity (in millions):

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Registrant's historical equity as of March 31, 2015	$0.1	$99.9	$(45.8)	$0.5	$54.7
Cadillac Jack historical equity as of March 31, 2015	0.1	—	(271.3)	1.7	(269.5)
Adjustment to reflect stock issuance (Refer to Note E)	—	77.4	—	—	77.4
Adjustment to reflect elimination of Cadillac Jack historical equity in relation to the Acquisition	(0.1)	—	271.3	(1.7)	269.5
Adjustment to reflect transaction costs	—	—	(2.7)	—	(2.7)
Pro forma combined equity as of March 31, 2015	$0.1	$177.3	$(48.5)	$0.5	$129.4

Pro Forma Adjustments for the Unaudited Pro Forma Combined Statements of Operations for the three months ended March 31, 2015 and the year ended December 31, 2014

(H)
Certain amounts in the historical statements of income of Cadillac Jack have been reclassified to conform to the Registrant’s presentation. The details of these reclassifications are as follows (in millions):

For the three months ended March 31, 2015	For the year ended December 31, 2014	Reclassification description
$19.5	$74.8	From "Net sales" to "Gaming revenues"
0.5	13.4	From "Net sales" to "Equipment sales"
(0.3)	(1.1)	From “Net sales” to “Depreciation and amortization”
2.7	13.4	From "Costs of goods and services" to "Gaming operating expenses"
0.2	3.7	From "Costs of goods and services" to "Cost of equipment sales"
3.4	13.1	From "Costs of goods and services" to "Depreciation and amortization"
6.8	27.7	From "Selling, general, and administrative" to "General and administrative"
0.1	1.3	From "Selling, general, and administrative" to "Selling and marketing"
0.3	1.3	From "Selling, general, and administrative" to "Depreciation and amortization"
—	1.7	From "Loss on extinguishment of debt" to "Interest expense"
0.9	2.9	From "Loss on foreign currency transactions" to "Other expense"

(I)
Represents the capitalization of certain Cadillac Jack research and development amounts that were previously expensed to conform to the Registrant’s accounting policies. Amounts previously expensed that have been capitalized include $0.6 million and $2.4 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

(J)
Represents the elimination of transaction costs of $5.0 million and $2.3 million for the three months ended March 31, 2015 and year ended December 31, 2014, respectively. The transaction costs were incurred by the Registrant, were directly attributable to the Acquisition, and consist of third-party legal, consulting, and accounting fees.

(K)
Represents the following adjustments: (i) the elimination of historical Cadillac Jack depreciation and amortization expense of $4.0 million and $15.5 million for the three months ended March 31, 2015 and for the year ended December 31, 2014, respectively, and (ii) the addition of preliminary depreciation and amortization expense associated with the fair value of the tangible and identifiable intangible assets acquired in relation to the Acquisition of $8.6 million and $34.3 million for the three months ended March 31, 2015 and for the year ended December 31, 2014, respectively. The estimated useful lives for the respective assets are commensurate with the time period expected for their benefit. All acquired property and equipment is depreciated and intangible assets are amortized on a straight-line basis over the respective estimated useful lives.

The acquired property and equipment and identifiable intangible assets are summarized as follows (in millions):

Property and equipment	Estimated Useful Lives	Estimated Fair Value
Gaming equipment, vehicles, and other equipment	1 – 5 years	$29.8
Total property and equipment		$29.8

Intangible assets	Estimated Useful Lives	Estimated Fair Value
Customer relationships	5 – 12 years	$101.0
Software and technology	2 – 7 years	49.2
In-process research and development	7 years	30.0
Trade names	3 – 5 years	13.6
Other	5 years	6.0
Total intangible assets		$199.8
The adjustments included in the depreciation and amortization expense for the assets acquired are as follows (in millions):

	For the three months ended March 31, 2015	For the year ended December 31, 2014
Elimination of historical Cadillac Jack depreciation and amortization	$(4.0)	$(15.5)
Add: Depreciation expense for revaluation of property and equipment	1.9	7.5
Add: Amortization of newly identified intangible assets resulting from the Acquisition	6.7	26.8
Total	$4.6	$18.8

(L)	The adjustment reflects the interest expense on the new indebtedness of $381.4 million, net of OID, incurred in connection with the Acquisition.

Interest expense is calculated as if the liabilities were assumed or outstanding at January 1, 2014 under assumed terms of the financing that would have been in place at that time and assumptions as to the amount of variable funding necessary for such period.
The table below summarizes the terms of the new indebtedness incurred in connection with the Acquisition (in millions):

	Coupon	Principal	Weighted Average Interest Rate	Weighted Average Maturity
Incremental Revolving Facility Commitments (1)	Variable (LIBOR + 8.25%)	$—	8.46%	12/20/2018
Incremental Term Loan	Variable (LIBOR + 8.25%)	265.0	9.25%	12/20/2020
Senior Secured PIK Notes	Fixed	115.0	11.25%	5/28/2021
Seller Note	Fixed	12.0	5.00%	5/29/2023
Total		$392.0	9.71%	5.39 yrs
(1)The Incremental Revolving Facility is $15.0 million in total, which was undrawn at the date of the Acquisition.
For the purposes of the Unaudited Pro Forma Combined Statements of Operations, we have assumed that the commitment fee on our Incremental Revolving Facility Commitments accrues at a rate of 0.5% of the unused amounts.
The new indebtedness consists of $265.0 million variable funding and $127.0 million fixed notes. A change of 1/8% in the interest rate associated with the variable rate borrowings would result in an additional annual interest expense of approximately $0.3 million (in the case of an increase in the rate) or an annual reduction in interest expense of approximately $(0.3) million (in the case of a decrease in the rate).
The following summarizes the pro forma adjustment for interest expense (in millions):

	For the three months ended March 31, 2015	For the year ended December 31, 2014
Elimination of historical Cadillac Jack interest expense	$(9.4)	$(28.8)
Add: Interest expense related to new indebtedness incurred by the Registrant for the Acquisition	10.1	39.1
Add: Deferred financing cost amortization expense related to new indebtedness incurred by the Registrant related to the Acquisition	0.5	2.0
Total	$1.2	$12.3

(M)
For purposes of this Unaudited Pro Forma Combined Financial Information, the United States federal statutory tax rate of 34% has been used for all periods presented and then the income tax benefit has been fully reserved given the historical operating losses of the Registrant. This rate does not reflect the Registrant’s effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the Registrant.

Pro Forma Earnings (Loss) Per Share Attributable to Common Stockholders

(N)
Pro forma basic earnings (loss) per common share attributable to common stockholders has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented.

The following table sets forth the computation of unaudited pro forma basic and diluted earnings (loss) per share attributable to common stockholders (in millions except per share data):

	Three months ended March 31, 2015
	Net income / (loss)	Shares	Per share amount
Earnings per share, basic	$(14.0)	14.9	$(0.94)
Earnings per share, diluted	(14.0)	14.9	(0.94)

	Year ended December 31, 2014
	Net income / (loss)	Shares	Per share amount
Earnings per share, basic	$(74.6)	14.9	(5.00)
Earnings per share, diluted	(74.6)	14.9	(5.00)

Shares utilized in the calculation of pro forma basic and diluted earnings (loss) per share attributable to common stockholders are as follows (in millions):

	Three Months Ended March 31, 2015
	Historical	Shares issued in the transaction	Pro Forma Total
		(Refer to Note E)
Weighted-average shares outstanding, basic	10.0	4.9	14.9
Weighted-average shares outstanding, diluted	10.0	4.9	14.9

	Year ended December 31, 2014
	Historical	Shares issued in the transaction	Pro Forma Total
		(Refer to Note E)
Weighted-average shares outstanding, basic	10.0	4.9	14.9
Weighted-average shares outstanding, diluted	10.0	4.9	14.9